Exhibit 99.1

National Interstate Corporation Announces Quarterly Dividend

RICHFIELD, Ohio, May 1, 2015 (GLOBE NEWSWIRE) -- National Interstate Corporation (Nasdaq:NATL) announced that on April 30, 2015, its Board of Directors approved a quarterly dividend of $0.13 per share. The cash dividend will be payable on May 29, 2015 to shareholders of record of the Company's common stock as of the close of business on May 15, 2015.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com